February 28, 2007
For Immediate Release
Phone: 609-561-9000
Investor Relations Contact: Stephen Clark x4260
Media Contact: Joanne Brigandi x 4240

SJI Reports 2006 Results
Earnings Grow Significantly Over 2005

Folsom, N.J. - South Jersey Industries (NYSE: SJI) today announced income from continuing operations for 2006 of $72.3 million, and restated income from continuing operations of $39.8 million in 2005. Earnings per share from continuing operations for 2006 totaled $2.47 compared with the prior year period restated at $1.40. The restatement of 2005 results, which was previously announced in an SEC Form 8-K filing on February 14, 2007, reflected a downward adjustment of $8.8 million, or $0.31 per share, due to the elimination of hedge accounting treatment for our commodity derivative positions.

Our on-going practice will be to provide supplementary information to reflect the economic value, as opposed to the marked-to-market value, of all of our commodity derivative transactions with the establishment of a non-GAAP measure called “Economic Earnings.” Economic Earnings, which eliminates all unrealized gains or losses on commodity derivative transactions, rose 9% to $54.0 million, or $1.85 per share, for 2006 compared with $49.5 million, or $1.74 per share, for 2005. (Please refer to the Explanation and Reconciliation of Non-GAAP Measures at the end of this release.)

“The skill and hard work of our SJI team delivered another year of exceptional performance for our shareholders in 2006,” said SJI Chairman & CEO Edward Graham. “Between regulatory initiatives, new energy projects, adding gas storage capacity and internal productivity initiatives, we believe SJI is positioned for continued growth in the years ahead. While our new accounting methodology will likely create fluctuations in our reported income from continuing operations, our target is to produce, on a long-term basis, 6% - 7% average annual Economic Earnings per share growth. This measure will not give effect to unrealized gains or losses on commodity derivative transactions. Further, we expect Economic Earnings for 2007 to exceed that range and we will update that guidance level at the end of this year’s first quarter.”

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SJI’s 2006 Highlights:

➢	Produced record earnings on both a GAAP and an Economic Earnings basis.
➢	Increased our annualized dividend by $0.08 to $0.98 per share, a 9% hike.
➢	Combined with dividends paid in 2006, shareholders received a total return of 18% on investment.
➢	For the 5-year period ended December 31, 2006, investors realized a 20% annualized total return compared with the 6% and 9% returns from the S&P 500 Index and S&P Utility Index, respectively.
➢	Obtained approval for and implemented a Conservation Incentive Program tariff that supports our utility’s advocacy of energy conservation without negatively impacting profitability.
➢	Maintained a strong balance sheet: average equity-to-capitalization ratio was 45.5% for 2006.

Utility Business Posts Strong Performance: South Jersey Gas’ net income of $35.8 million in 2006 was 4% higher than last year’s level of $34.5 million. The drivers for 2006 performance were customer growth, continued control of operating expenses and the implementation of the Conservation Incentive Program Tariff. These positives more than offset lower customer gas use in the first part of 2006, and higher interest and depreciation expenses experienced over the entire year.

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Conservation Incentive Program Approved and Implemented - In place for the fourth quarter of 2006, the CIP boosted SJG’s net income by $4.6 million as it offset low customer gas utilization rates caused by extremely warm weather and conservation. The CIP effectively insulates SJG from the impact of reduced natural gas consumption by customers. Prior to the implementation of the CIP, lower than normal gas consumption experienced during the first part of 2006 reduced net income by $2.6 million. The CIP would have prevented that impact and will do so in the future. Our customers will benefit under the CIP as we reduce annual gas costs by $7.1 million within our gas supply and storage portfolio.

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Customer Growth Rate Reaches 2.4% for 2006 - South Jersey Gas added 7,625 customers during 2006, for a total of 330,049. New housing development in our service territory remains well above the industry average and we continue to have a substantial queue of requests for new meter installations. Customers added in the last 12 months are anticipated to contribute approximately $1.7 million to net income annually.

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Operating Expenses Reduced - Utility operating expenses declined by $3.9 million in 2006, compared with 2005. Of that improvement, $2.1 million was due to savings in pensions and other post-retirement benefit expenses that resulted from an early retirement plan offered in 2005. One-time costs incurred offering that plan in 2005 totaled $1.8 million.

Non-Utility Increases Income Contribution: Non-Utility operations produced income from continuing operations of $36.4 million in 2006 and a restated $5.4 million in 2005. On an Economic Earnings basis, non-utility income from continuing operations in 2006 was $18.2 million, more than 20% higher than the $15.1 million achieved in 2005.

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Wholesale Commodity Marketing Contributes $12.0 Million to Economic Earnings - The wholesale commodity business added $12.0 million to SJI’s Economic Earnings for 2006, up from $7.4 million for 2005. Volatile natural gas prices, coupled with an increase in gas storage capacity under management from 4.8Bcf in 2005 to 9.6Bcf by the end of 2006 created profitable opportunities for our wholesale commodity business throughout the year.

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On-site Energy Production Contributes $3.4 million to Earnings - Our on-site energy production business contributed $3.4 million to SJI’s bottom line in 2006, compared with $3.8 million in the prior-year period. Marina’s 2006 performance reflected much milder weather conditions than experienced in the previous year. Marina Energy brought three additional projects on-line during the second half of 2006 that will serve to benefit future performance. In addition, we have three additional projects that are scheduled for start-up in late 2007, or early 2008. Marina develops, owns and operates on-site energy plants. These projects provide annuity-like income streams under long-term contracts.

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Appliance Services Business Contributes $1.6 million to Earnings - South Jersey Energy Service Plus produced earnings of $1.6 million for 2006, compared with $1.8 million in 2005. Performance for the year was impacted by a warmer winter than experienced in 2005, negatively affecting HVAC installation and repair activity. However, despite the extremely warm conditions, SJESP net income performance for the fourth quarter doubled to $0.6 million from $0.3 million in the prior year period. SJESP sells appliance service contracts, repairs appliances on a time and material basis, and installs HVAC systems.

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SJI’s Balance Sheet Remains Strong: Our equity-to-capitalization ratio, inclusive of short-term debt, averaged 45.5% in 2006. Strong earnings growth helped offset higher levels of working capital borrowings that were necessary to finance high utility gas inventories resulting from very warm weather.

Explanation and Reconciliation of Non-GAAP Financial Measures:
This press release includes the non-generally accepted accounting principles ("non-GAAP") financial measures of Economic Earnings and Economic Earnings per share. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations less unrealized gains and plus unrealized losses, as applicable and in each case after tax, on all commodity derivative transactions that we are marking to market each quarter. Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn related to commodity transactions. Specifically, we believe that this financial measure indicates to investors the profitability of all portions of these transactions and not just the portion that is subject to mark-to-market valuation measurement. Considering only one side of the transaction can produce a false sense as to the profitability of our commodity marketing activities, as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic

Earnings per share:
	Twelve Months Ended
	December 31,
	2006	2005
	(in thousands)

Income
From Continuing Operations	$72,250	$39,770
Minus/Plus:
Unrealized mark-to-market
Gains/(Losses)	18,214	(9,754)
Economic Earnings	$54,036	$49,524
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Earnings per share
From Continuing Operations	$2.47	$1.40
Minus/Plus:
Unrealized mark-to-market
Gains/(Losses) per share	0.62	(0.34)
Economic Earnings per share	$1.85	$1.74

Non-Utility Income
From Continuing Operations	$36,412	$5,392
Minus/Plus:
Unrealized mark-to-market
Gains/(Losses)	18,214	(9,754)
Economic Earnings	$18,198	$15,146

Wholesale Marketing Income (Loss)
From Continuing Operations	$30,137	($1,924)
Minus/Plus:
Unrealized mark-to-market
Gains/(Losses)	18,119	(9,341)
Economic Earnings	$12,017	$7,417

Webcast and Conference Call Details
South Jersey Industries’ President and CEO, Edward J. Graham, will be hosting an open conference call and webcast on Wednesday, February 28, 2007 at 2:00pm EST to discuss the company’s 2006 results and future prospects. To participate in the conference call, dial 1-800-884-5695 approximately 10 minutes ahead of the scheduled time and enter the participant passcode 40990075. To access the webcast simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the code: 32505918. SJI encourages shareholders, media and members of the financial community to listen to the conference call or webcast.

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Forward-Looking Statement
This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers or suppliers to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

South Jersey Industries (NYSE: SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy Solutions, South Jersey Energy, South Jersey Resources Group, South Jersey Energy Service Plus and Marina Energy. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

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SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	(Restated)2005	Increase (Decrease)	2006	(Restated) 2005	Increase (Decrease)
Operating Revenues:
Utility	$163,831	$190,425	$(26,594)	$601,999	$576,405	$25,594
Nonutility	86,512	94,964	(8,452)	329,429	329,611	(182)

Total Operating Revenues	250,343	285,389	(35,046)	931,428	906,016	25,412

Operating Expenses:
Cost of Sales - Utility	113,574	141,955	(28,381)	431,615	404,144	27,471
Cost of Sales - Nonutility	67,327	81,094	(13,767)	244,522	297,352	(52,830)
Operation and Maintenance	19,534	24,915	(5,381)	71,763	81,036	(9,273)
Depreciation	6,866	6,136	730	26,249	24,031	2,218
Energy and Other Taxes	3,072	3,627	(555)	11,477	12,635	(1,158)

Total Operating Expenses	210,373	257,727	(47,354)	785,626	819,198	(33,572)

Operating Income	39,970	27,662	12,308	145,802	86,818	58,984

Equity in Affiliated Companies	224	310	(86)	1,130	902	228

Other Income and Expense	1,239	341	898	2,672	619	2,053

Interest Charges *	(7,625)	(5,397)	(2,228)	(27,671)	(20,950)	(6,721)

Income Taxes	(13,467)	(9,109)	(4,358)	(49,683)	(27,619)	(22,064)

Income from Continuing Operations	20,341	13,807	6,534	72,250	39,770	32,480

Discontinued Operations - Net	(440)	(152)	(288)	(818)	(669)	(149)

Net Income Applicable to Common Stock	$19,901	$13,655	$6,246	$71,432	$39,101	$32,331

Basic Earnings Per Common Share (Based on
Average Basic Common Shares Outstanding):
Continuing Operations	$0.695	$0.481	$0.214	$2.476	$1.412	$1.064
Discontinued Operations - Net	$(0.015)	$(0.005)	$(0.010)	$(0.028)	$(0.024)	$(0.004)

Basic Earnings Per Common Share	$0.680	$0.476	$0.204	$2.448	$1.388	$1.060

Average Common Shares Outstanding - Basic	29,282	28,702	580	29,175	28,175	1,000

Diluted Earnings Per Common Share (Based on
Average Diluted Common Shares Outstanding):
Continuing Operations	$0.692	$0.477	$0.215	$2.469	$1.400	$1.069
Discontinued Operations - Net	$(0.015)	$(0.005)	$(0.010)	$(0.028)	$(0.024)	$(0.004)

Diluted Earnings Per Common Share	$0.677	$0.472	$0.205	$2.441	$1.376	$1.065

Average Common Shares Outstanding - Diluted	29,396	28,932	464	29,261	28,399	862

* Net of rate recovery of carrying costs on certain unrecovered fuel and environmental remediation expenses.
FOR IMMEDIATE RELEASE